Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (No. 333-21277) on Form S-8 of Snap-on Incorporated of our report dated June 23, 2023, with respect to the statements of net assets available for benefits of Snap-on Incorporated 401(k) Savings Plan as of December 31, 2022 and 2021, and the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule as of December 31, 2022, which report appears in the December 31, 2022 annual report on Form 11-K of Snap-on Incorporated 401(k) Savings Plan.
/s/  Wipfli LLP
Wipfli LLP
Milwaukee, Wisconsin
June 23, 2023